EXHIBIT 1(d)

                          SCUDDER TAX FREE TARGET FUND

                        Redesignation of Series of Shares
                     of Beneficial Interest, $.01 Par Value

      The undersigned, being a majority of the Trustees of Scudder Tax Free Target Fund, a Massachusetts business trust, (the "Fund"), acting pursuant to
Section 5.11 of the Amended and Restated Declaration of Trust dated December 8, 1987 (the "Declaration of Trust") of the Fund, and having heretofore divided the shares of beneficial interest, $.01 par value, of the Fund into separate series hereby redesignates the 1990 Portfolio series of the Fund by amending the Establishment and Designation of Additional Series of Shares of Beneficial Interest, filed with the Secretary of State of the Commonwealth of Massachusetts on December 28, 1982, as follows:

      1. "the Scudder Tax Free Target Fund 1990 Portfolio" is redesignated the "Scudder Medium Term Tax Free Fund" (the "Portfolio");

      2. The Portfolio shall be authorized to invest in cash and securities and instruments as set forth in the Fund's prospectus. The Portfolio shall continue without limitation of time but subject to the provisions of Article VIII of the Declaration of Trust. Each share of beneficial interest of the Portfolio ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of the Portfolio shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to the Portfolio. The proceeds of sales of shares of the Portfolio, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Portfolio, unless otherwise required by law. Each share shall be entitled to receive its pro rata share of net assets of the Portfolio upon liquidation of that Portfolio.

      3. Shareholders of the Portfolio shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Portfolio as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended or any successor rule.

      4. The assets and liabilities of the Fund shall be allocated among the Portfolios heretofore established as set forth in Section 5.11 of the Declaration of Trust, except as provided below.

            (a) The investment advisory fee, if determined by reference to the aggregate value of the assets of more than one Portfolio, paid by the combined Portfolios to the Fund's investment adviser shall be allocated among the Portfolios on the basis of their relative average daily net assets.

            (b) Reimbursement required under any expense limitation applicable to the Fund shall be allocated among those Portfolios whose expense ratios exceed such limitation on the basis of the relative expense ratios of such Portfolios.

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            (c) The liabilities, expenses, costs, charges or reserves of the
Fund (other than the investment advisory fee or the organizational expenses paid by the Fund) which are not readily identifiable as belonging to any particular Portfolio shall be allocated among the Portfolios on the basis of their relative average daily net assets.

      5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Portfolio now or hereafter created, or to otherwise change the special and relative rights of any such Portfolio provided that such change shall not adversely affect the rights of holders of shares of a Portfolio.

      The foregoing shall be effective upon appropriate disclosure in the Fund's Registration Statement under the Securities Act of 1933 or a supplement thereto.

Dated:  October 9, 1990


                                                /s/ Amey A. DeFriez
                                                --------------------------
                                                Amey A. DeFriez


                                                /s/ Peter B. Freemen
                                                --------------------------
                                                Peter B. Freemen


                                                /s/ David S. Lee
                                                --------------------------
                                                David S. Lee


                                                /s/ Wesley W. Marple, Jr.
                                                --------------------------
                                                Wesley W. Marple, Jr.


                                                /s/ Juris Padegs
                                                --------------------------
                                                Juris Padegs


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